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                                                                     EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATIONS

                                     OF THE

                            SERIES A PREFERRED STOCK

                                       OF

                                SUMMA INDUSTRIES
                         ------------------------------

                         PURSUANT TO SECTION 151 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                         -------------------------------

            The undersigned, James R. Swartwout, President of Summa Industries, a Delaware corporation (hereinafter, the "Corporation"), does hereby certify that the following resolutions have been duly adopted by the Board of Directors of this Corporation (the "Board of Directors"):

            RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of this Corporation (the "Certificate of Incorporation"), the Board of Directors hereby provides for the issuance of a new series of Preferred Stock of this Corporation to consist of 5,000 shares, and the Board of Directors hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

                  A. SERIES A PREFERRED STOCK. The new series of Preferred Stock authorized hereby shall be designated the "Series A Preferred Stock", and shall consist of 5,000 shares, $.001 par value; provided, however, that the Board of Directors may decrease (but not increase) the number of shares in such series subsequent to the date of original issuance of shares in such series (the "Series A Original Issuance Date"), but not below the number of shares of such series then outstanding. As long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not issue any securities that rank senior to the Series A Preferred Stock. Fractional shares of Series A Preferred Stock may not be issued.

                  B. RIGHTS, PREFERENCES AND RESTRICTIONS OF SERIES A PREFERRED STOCK. The Series A Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as set forth below. For purposes of this Certificate of Designations, the terms "Common Stock" and "Preferred Stock" shall have the meanings set forth in the Certificate of Incorporation in effect as of the Series A Original Issuance Date.


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            1.    DIVIDEND PROVISIONS.   The holders of shares of Series A
Preferred Stock shall not be entitled to receive dividends of any kind prior to conversion.

            2.    LIQUIDATION PREFERENCE.

                  a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, respectively, an amount per share equal to $1,000 for each outstanding share, as adjusted for any stock dividends, combinations, splits or reverse splits, subdivisions, consolidations or reclassifications with respect to such shares occurring after the Series A Original Issuance Date (collectively, "Series A Adjustment Events"), of Series A Preferred Stock (the "Original Series A Issue Price") then held by them. The Series A Preferred Stock shall rank senior to or on a parity as to the receipt of such preferential amounts with each other series of Preferred Stock, if any, upon the occurrence of such event. If upon any Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, which rights shall not be senior to the Series A Preferred Stock, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. In connection with the distribution of any non-cash assets in payment of the Series A Preferred Stock liquidation preference, the non-cash assets will be valued at their fair market value, as determined in good faith by the Board of Directors and at least a majority of the outstanding shares of Series A Preferred Stock. If no such determination can be made, then such parties shall in good faith select a mutually agreeable, non-affiliated party to determine the value of such non-cash assets. All costs of such third party shall be paid by the Corporation. If such parties cannot agree on a mutually agreeable, non-affiliated party, then either the Corporation or holders of at least a majority of the Series A Preferred Stock may petition to any court of competent jurisdiction to appoint such a party.

                  b. Upon the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, for Liquidation Events excluding those set forth in
Section 2(c) below, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among all holders of the Corporation's capital stock pro-rata based on the number of shares of Common Stock held by each on an as-converted basis.

                  c. For purposes of this Section 2, a Liquidation Event shall include (A) the acquisition of this Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Corporation; or (B) a sale or transfer of all or substantially all of the assets of this Corporation.


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             3.   REDEMPTION.  The Series A Preferred Stock shall be
redeemable as provided in this Section 3.

                   a. REDEMPTION PRICE. The "Series A Redemption Price" shall be the Original Series A Issue Price per share of Series A Preferred Stock to be redeemed (as adjusted for any Series A Adjustment Events) plus the specific return amounts set forth elsewhere in this Section 3 (the "Premiums"). The Premiums shall be subject to adjustment as set forth in
Section 3(d) below.

                   b.  OPTIONAL REDEMPTION.

                       (i) At any time commencing on the fourth (4th) anniversary of the Series A Original Issuance Date and ending immediately prior to the fifth (5th) anniversary of the Series A Preferred Stock Issuance Date, the Corporation may, at the option of the Board of Directors, redeem, in whole or in part, the Series A Preferred Stock then outstanding at the Series A Redemption Price plus a Premium (subject to adjustment under Section 3(d)) equal to an amount which equals a twenty (20) percent annual increase over the Original Series A Issue Price per share, in cash. On the Company Redemption Date (defined in Section 3(e)(iii) hereof), the Corporation shall effect such redemption by paying in cash in exchange for the Series A Preferred Stock to be redeemed the Series A Redemption Price plus a Premium (subject to adjustment under Section 3(d)) equal to an amount which equals a twenty (20) percent annual increase over the Original Series A Issue Price per share, in cash. For clarity, assuming no adjustments to the Series A Redemption Price or increase to the Premium, the foregoing Series A Redemption Price plus Premium would equal $2,191 if the Company Redemption Date is on the 110th day after the fourth anniversary of the Series A Original Issuance Date, calculated as follows:

                     P
      X = Y * (1 + I)

      Where X = Series A Redemption Price plus Premium
            Y = Series A Redemption Price ($1,000)
            P = Compounding Period (years) (4 + 110/365)
            I = Annual Premium Increase (20%)

                       (ii) At any time commencing on the third (3rd) anniversary of the Series A Original Issuance Date and ending immediately prior to the fourth (4th) anniversary thereof, a holder may require the Corporation to redeem, in whole or in part, the Series A Preferred Stock then held by such holder at the Series A Redemption Price plus a Premium (subject to adjustment under Section 3(d)) equal to an amount which equals a twelve
(12) percent annual increase over the Original Series A Issue Price per share, in cash. On the Holder Redemption Date (defined in Section 3(e)(ii) hereof), the Corporation shall effect such redemption by paying in cash in exchange for the Series A Preferred Stock to be redeemed the Series A Redemption Price plus a Premium (subject to adjustment under Section 3(d)) equal to an amount which equals a twelve (12) percent annual increase over the Original Series A Issue Price per share, in cash. The optional redemption rights set forth in this Section 3(b)(ii) are non-

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transferable by the initial holder and non-separable from the shares, provided however, that such rights may be transferred or assigned by a holder of Series A Preferred Stock to a transferee or assignee of the Series A Preferred Stock that (i) is a subsidiary, parent, current or former partner, current or former limited partner, current or former member, current or former manager or stockholder of such holder or (ii) is an entity controlling, controlled by or under common control, or under common investment management, with such holder, including without limitation a corporation, partnership or limited liability company that is a direct or indirect parent or subsidiary of such holder. For clarity, assuming no adjustments to the Series A Redemption Price or increase to the Premium, the foregoing Series A Redemption Price plus Premium would equal $1,504 if the Holder Redemption Date is on the 220th day after the third anniversary of the Series A Original Issuance Date, calculated as follows:

                     P
      X = Y * (1 + I)

      Where X = Series A Redemption Price plus Premium
            Y = Series A Redemption Price ($1,000)
            P = Compounding Period (years) (3 + 220/365)
            I = Annual Premium Increase (12%)

                  c. MANDATORY REDEMPTION. The Corporation shall redeem, from any source of funds legally available therefor, all then outstanding shares of Series A Preferred Stock on the fifth (5th) anniversary (the "Mandatory Redemption Date") of the Series A Original Issuance Date. On the Mandatory Redemption Date, the Corporation shall effect such redemption by paying in cash in exchange for the Series A Preferred Stock to be redeemed the Series A Redemption Price, initially without any Premium (subject to adjustment under Section 3(d)).
                  d. FAILURE TO REDEEM. In the event that the Corporation fails to timely redeem some or all of the Series A Preferred Stock on any redemption date required or requested pursuant to the terms of Sections 3(b)(i), 3(b)(ii) or 3(c) above, then the Premium applicable to the redemption of the shares of Series A Preferred Stock required or requested to be redeemed shall automatically increase at a rate of one tenth of one percent (0.1%) per day thereafter until redemption of the required or requested shares of Series A Preferred Stock is made.


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                  e.    MECHANICS OF REDEMPTION.

                        (i)    In the event of a redemption by the
Corporation pursuant to Section 3(b)(i) of only a part of the then outstanding Series A Preferred Stock, the Corporation shall effect such redemption pro rata among the outstanding shares of Series A Preferred Stock according to the number of shares held by each holder thereof.

                        (ii)   In the event of a redemption pursuant to
Section 3(b)(ii), at least twenty-five (25), but no more than ninety (90) days prior to the date fixed for any redemption of the Series A Preferred Stock (a "Holder Redemption Date"), written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to the Corporation. The Redemption Notice shall state the name of the record holder of Series A Preferred Stock, the number of shares of Series A Preferred Stock to be redeemed and any such other information as the requesting holder desires to include. The Corporation shall, within two (2) business days of the receipt of the Redemption Notice, mail notice of such redemption request to each other holder of record of the Series A Preferred Stock at the address last shown on the records of the Corporation for such holder or given in writing by the holder to the Corporation for the purpose of notice notifying such holder of the redemption to be effected. Thereafter, each other holder may provide written notice to the Corporation to redeem some or all of such holder's Series A Preferred Stock. Any such subsequent notice to redeem shares of Series A Preferred Stock, if received by the Corporation within four (4) business days after the Corporation's notice of the redemption request, shall be treated as if such redemption request was initially included in the Redemption Notice. Except as provided in subsection (iv) below, on or before the Holder Redemption Date each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, and thereupon the Series A Redemption Price (including any Premiums) of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (iii)   In the event of a redemption pursuant to
Section 3(b)(i) at least twenty (20), but no more than ninety (90) days prior to the date fixed for any redemption of the Series A Preferred Stock (a "Company Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given in writing by the holder to the Corporation for the purpose of notice notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Company Redemption Date, the Series A Redemption Price (including any Premiums), the place at which payment may be obtained, and the date on which such holder's Conversion Rights (as defined in Section 4) as to such shares terminate and calling upon the holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares of Series A Preferred Stock to be redeemed (a "Company Redemption Notice"). Except as provided in subsection
(iv) below, on or before the Company Redemption Date each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Company Redemption Notice, and thereupon the Series A Redemption Price (including


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any Premiums) of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                        (iv) From and after the Holder Redemption Date, the Company Redemption Date or the Mandatory Redemption Date (collectively, a "Redemption Date"), unless there shall have been a default in payment of the Series A Redemption Price (including any Premiums), all rights of the holders of such shares as holders of Series A Preferred Stock (except the right to receive the Series A Redemption Price (including any Premiums) upon surrender of the certificates), shall cease with respect to the shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                        (v)   If the funds of the Corporation legally
available for redemption of shares of Series A Preferred Stock on any Redemption Date, as applicable, are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum number of shares ratably among the holders of such shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein and in the Certificate of Incorporation. At any time thereafter, when additional funds of the Corporation are legally available for redemption of shares of Series A Preferred Stock, such funds shall be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date, as applicable, but which have not been redeemed.

            4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  a.    RIGHT TO CONVERT.

                        (i)   Subject to subsection (b), each share of Series
A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Series A Original Issuance Date and on or prior to the close of business on the day prior to any Redemption Date as may have been fixed with respect to such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The initial "Conversion Price" per share for shares of Series A Preferred Stock shall be $8.00. The Conversion Price for the Series A Preferred Stock shall be subject to adjustment as provided in this Section 4.


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                        (ii)  In the event of a call for redemption of any
shares of Series A Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the day prior to the Redemption Date, unless default is thereafter made in payment of the Series A Redemption Price.

                  b. MECHANICS OF CONVERSION. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, within two (2) business days thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  c. ADJUSTMENTS TO CONVERSION PRICES OF SERIES A PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

                        (i) In the event the Corporation should at any time or from time to time after the Series A Original Issuance Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of distribution or declaration of such Common Stock or Common Stock Equivalents, if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents. The following shall be excluded from the foregoing adjustment requirement: (A) any Common Stock or Common Stock Equivalents issued after the Series A Original Issuance Date to directors, officers, employees and agents pursuant to stock option plans or stock purchase plans or in connection with an acquisition if approved by the Board of Directors, and (B) any Common Stock issued as a result of the exercise or conversion of any Common Stock Equivalents existing on the Series A Original Issuance Date.


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                        (ii)   If the number of shares of Common Stock
outstanding at any time after the Series A Original Issuance Date is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, following the record date of such combination or reverse split, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                        (iii)  If at any time during the 180 days
following the Series A Original Issuance Date, the Corporation shall issue or sell, or contract to issue or sell, any shares of Common Stock, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock, or any other security convertible into, or exchangeable for Common Stock, or any binding agreement or obligation of the Corporation to issue Common Stock, except for shares of Common Stock and any other securities or options convertible into or exchangeable for Common Stock issued or issuable to officers, directors, employees or consultants of the Corporation pursuant to stock grant, stock purchase and/or stock option plans or any other stock incentive program approved by the Board of Directors, without consideration or at a consideration per share less than the Conversion Price, as adjusted and in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price shall be reduced to a price equal to the lowest per share price of the securities issued or sold.

                        (iv) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(i), then, in each such case for the purpose of this subsection 4(c)(iv), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                  d. RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or any merger or consolidation of the Corporation with or into another corporation or entity or person or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of the Corporation's assets to any third person, or any transaction by the Corporation in which an excess of 50% of the Corporation's voting power is transferred (a "Reorganization Transaction ")), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of such shares of Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the


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Series A Preferred Stock) shall be applicable after that event as nearly equivalent as possible.

                  e. NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

                  f. NO FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

                  g. CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation's Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for the Series A Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

                  h. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such distribution or right, and the amount and character of such distribution or right.


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                  i. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

                  j. NOTICES. Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of the Corporation.

            5. VOTING RIGHTS. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or the written consent as provided by law, of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series A Preferred Stock, alter, change or amend the preferences, privileges or rights of Series A Preferred Stock; provided that, for clarity, the shares of Series A Preferred Stock shall have no rights to vote in relation to a Liquidation Event of the type described in Section 2(c). In addition, if the Series A Redemption Price plus any applicable Premium is otherwise required to be paid on a Redemption Date and it is not so paid, then, following a grace period of ninety (90) days thereafter during which payment may be made, the holders of at least a majority in interest of the outstanding Series A Preferred Stock so entitled to receive the Series A Redemption Price plus any applicable Premiums shall be entitled to elect, either by vote or by written consent without the necessity of a stockholders' meeting or otherwise following the nominations procedure set forth in the Corporation's bylaws, a majority of the Corporation's board of directors until such time as there are no longer any issued and outstanding shares of Series A Preferred Stock. Incident with such right to elect a majority of the the Corporation's board of directors is the right to remove a majority of the board of directors, either by vote or by written consent, without the necessity of a stockholders' meeting.

            6. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, or are otherwise acquired by the Corporation, the shares so redeemed, converted or acquired shall be canceled and shall not be issuable by the Corporation.

            7. NO PREEMPTIVE RIGHTS. The holders of the Series A Preferred Stock shall not have any preemptive rights.

            8. PROTECTIVE PROVISION. This Corporation shall not amend, modify or otherwise restate its bylaws without the approval (by vote or written consent) of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock.


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            IN WITNESS WHEREOF, this Certificate of Designations is executed on this 13th day of December 2001.

                                       SUMMA INDUSTRIES

                                       By:   /s/ James R. Swartwout
                                             ----------------------------------
                                             James R. Swartwout, President

ATTEST:

By:    /s/ Trygve M. Thoresen
       ----------------------------------
       Trygve M. Thoresen, Secretary